Exhibit 99.1

Expedia Group Reports First Quarter 2022 Results
SEATTLE, WA – May 2, 2022 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the first quarter ended March 31, 2022.

“As we have seen many times during Covid, this quarter was a tale of two stories. There was early impact from Omicron leftover from late last year, which faded as the turnaround in demand reached new highs since the start of Covid. While the war in Ukraine did slow some of the recovery in Europe, there too we see travel at new highs since the start of the pandemic. All in, while we are keeping an eye on various macro indicators including inflation and ongoing geopolitical tensions, we continue to see positive indicators for a strong recovery in leisure travel this summer. We are also pleased to see city, business, and international travel coming back, three components key to the complete return of travel,” said Peter Kern, Vice Chairman and CEO, Expedia Group. “This year is on track to be a big year of delivery for us with new product, marketplace, and platform innovation. We are excited to introduce much of this to the industry at our EXPLORE 22 conference later this week in Las Vegas.”

Key Highlights
•For the first quarter 2022, total gross bookings were $24.4 billion, up 58% compared to the first quarter 2021 and down 17% compared to the first quarter 2019, the smallest quarterly decline since the start of the pandemic.
•For the first quarter 2022, net loss was $122 million and adjusted net loss was $74 million. Adjusted EBITDA was $173 million, roughly flat versus the first quarter 2019, despite revenue being down 14%.
•On April 14th, Expedia Group entered into a new $2.5 billion unsecured credit facility, which provides $500 million in additional liquidity compared to the prior credit facilities. Additionally, on March 3rd, Expedia Group completed the early redemption of its €650 million Senior Notes that were due June 2022.

Financial Summary & Operating Metrics ($ millions except per share amounts)(1)

	Expedia Group, Inc.
Metric	Q1 2022	Q1 2021	Δ Y/Y
Stayed room night growth	52%	(47)%	NM
Gross bookings	$24,412	$15,422	58%
Revenue	2,249	1,246	81%
Operating income (loss)	(135)	(369)	(63)%
Net income (loss) attributable to Expedia Group common stockholders	(122)	(606)	(80)%
Diluted earnings (loss) per share	$(0.78)	$(4.17)	(81)%
Adjusted EBITDA(2)	173	(58)	NM
Adjusted net income (loss)(2)	(74)	(294)	(75)%
Adjusted EPS(2)	$(0.47)	$(2.02)	(77)%
Free cash flow(2)	2,835	2,002	42%

(1)All comparisons are against comparable period of 2021 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 11-19 herein for an explanation and reconciliation of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.
Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, and Traveldoo®. Results include the related international points of sale for all brands. In April 2021, we completed the sale of Classic Vacations®, and in November 2021 we completed the sale of Egencia®. All amounts shown are in U.S. dollars.

Gross Bookings & Revenue
Gross Bookings & Revenue by Segment ($ millions)

	Gross Bookings
	First Quarter
	2022	2021	Δ%
Gross Bookings	$24,412	$15,422	58%

	Revenue
	First Quarter
	2022	2021	Δ%
Retail	$1,740	$1,025	70%
B2B	432	184	135%
Expedia Group (excluding trivago)	$2,172	$1,209	80%
trivago	116	46	153%
Intercompany eliminations	(39)	(9)	327%
Total	$2,249	$1,246	81%

For the first quarter of 2022, total gross bookings and total revenue both increased significantly compared to the first quarter of 2021. Booking trends for lodging, air, and other travel products all improved sequentially from the fourth quarter of 2021, which saw a larger impact from the COVID-19 Omicron variant.
Retail, B2B, and trivago segment revenue increased compared to the first quarter of 2021. Gross bookings and revenue growth reflect a significant improvement in travel trends compared to the first quarter of 2021.

Product & Services Detail
Revenue by Service Type ($ millions)

	Revenue
	First Quarter
	2022	2021	Δ%
Lodging	$1,610	$903	78%
Air	74	50	50%
Advertising and media	166	88	88%
Other	399	205	94%
Total	$2,249	$1,246	81%

As a percentage of total revenue in the first quarter of 2022, lodging accounted for 72%, advertising and media accounted for 7%, air accounted for 3%, and all other revenues accounted for the remaining 18%.

Lodging revenue increased in the first quarter of 2022, compared to the first quarter of 2021, driven by a significant increase in room nights stayed across hotels and alternative accommodations as well as average daily rate ("ADR") growth.

Air revenue increased in the first quarter of 2022, driven by an increase in tickets sold, as air travel demand improved compared to the first quarter of 2021.

Advertising and media revenue increased in the first quarter of 2022, compared to the first quarter of 2021, due to increases at both trivago and Expedia Group Media Solutions. Other revenue increased in the first quarter of 2022, compared to the first quarter of 2021, driven by growth from both travel insurance and car products.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	First Quarter			First Quarter
	2022	2021	Δ%	2022	2021	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$371	$311	19%	16.5%	25.0%	(847)
Selling and marketing - direct	1,176	487	141%	52.3%	39.1%	1,320
Selling and marketing - indirect	163	177	(7)%	7.3%	14.2%	(690)
Selling and marketing	1,339	664	102%	59.6%	53.3%	629
Technology and content	270	247	9%	12.0%	19.8%	(780)
General and administrative	186	156	19%	8.3%	12.5%	(423)
Total GAAP costs and expenses	$2,166	$1,378	57%	96.3%	110.5%	(1,420)

Adjusted Expenses - Expedia Group
Cost of revenue*	$368	$306	20%	16.4%	24.5%	(818)
Selling and marketing - direct	1,176	487	141%	52.3%	39.1%	1,320
Selling and marketing - indirect*	148	160	(7)%	6.6%	12.8%	(621)
Selling and marketing*	1,324	647	105%	58.9%	51.9%	699
Technology and content*	243	220	11%	10.8%	17.6%	(682)
General and administrative*	141	122	15%	6.3%	9.8%	(353)
Total adjusted costs and expenses	$2,076	$1,295	60%	92.3%	103.9%	(1,154)

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$364	$303	20%	16.8%	25.0%	(824)
Selling and marketing*	1,297	629	106%	59.7%	52.0%	774
Technology and content*	230	208	11%	10.6%	17.2%	(656)
General and administrative*	133	115	15%	6.1%	9.5%	(341)
Total adjusted costs and expenses excluding trivago	$2,024	$1,255	61%	93.2%	103.7%	(1,046)
Note: Some numbers may not add due to rounding.                                                *Adjusted expenses are non-GAAP measures. See pages 11-19 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Cost of Revenue
•For the first quarter of 2022, total GAAP and adjusted cost of revenue increased 19% and 20%, respectively, compared to the first quarter of 2021, primarily due to higher merchant processing fees, customer service costs, and cloud costs as a result of increased transaction volume which offset lower personnel costs related to the sale of Egencia in November 2021.
Selling and Marketing
•For the first quarter of 2022, total GAAP and adjusted selling and marketing expense increased 102% and 105%, respectively, compared to the first quarter of 2021, primarily due to a $689 million increase in direct costs driven by further improvement in travel demand. Total GAAP and adjusted indirect selling and marketing expenses, both decreased 7%, compared to the first quarter of 2021, due to lower personnel costs.

Technology and Content
•For the first quarter of 2022, total GAAP and adjusted technology and content expense increased 9% and 11%, respectively, compared to the first quarter of 2021, primarily due to an increase in personnel costs resulting from the prior year's compensation change, which shifted discretionary bonus to salary beginning in the second quarter of 2021.
General and Administrative
•For the first quarter of 2022, total GAAP and adjusted general and administrative expense increased 19% and 15%, respectively, compared to the first quarter of 2021, primarily due to an increase in personnel costs resulting from the prior year's compensation change, which shifted discretionary bonus to salary beginning in the second quarter of 2021. The year-over-year increase in GAAP general and administrative expense was also driven by higher stock-based compensation.

Net Income (Loss) Attributable to Expedia Group and Adjusted EBITDA*
Adjusted EBITDA by Segment ($ millions)

	First Quarter
	2022	2021	Δ%
Retail	$188	$106	78%
B2B	80	(57)	NM
Unallocated overhead costs	(120)	(103)	17%
Expedia Group (excluding trivago)	$148	$(54)	NM
trivago(1)	25	(4)	NM
Total Adjusted EBITDA	$173	$(58)	NM

Net income (loss) attributable to Expedia Group common stockholders(2)	$(122)	$(606)	(80)%
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 11-19 herein for a description and reconciliation to the corresponding GAAP measures.
Note: Some numbers may not add due to rounding.

Depreciation and Amortization
Depreciation and amortization decreased 6% in the first quarter of 2022, compared to the first quarter of 2021, driven by completion of amortization related to certain intangible assets.
Interest and Other
Consolidated interest income increased $1 million in the first quarter of 2022 compared to the first quarter of 2021. Consolidated interest expense decreased $17 million in the first quarter of 2022, primarily as a result of interest related to high-cost senior notes outstanding in the prior year but extinguished in March 2021.

Consolidated other, net was a gain of $5 million in the first quarter of 2022, compared to a loss of $5 million in the first quarter of 2021, primarily due to mark-to-market gains on minority equity investments partly offset by foreign exchange losses. The loss in the first quarter of 2021 was primarily due to foreign exchange losses, partly offset by mark-to-market gains on minority equity investments.

Income Taxes
The GAAP effective tax rate was 41% compared to 22% in the first quarter of 2021. The change in the effective tax rate was primarily due to excess tax benefits from stock-based compensation recognized in the current year.

The effective tax rate on pretax adjusted net loss was 26% in the first quarter of 2022, compared to 21% in the first quarter of 2021. The change in effective tax rate was primarily due to the change in pretax adjusted net loss and discrete items.

Balance Sheet, Cash Flows and Capitalization
For the three months ended March 31, 2022, consolidated net cash provided by operating activities was approximately $3.0 billion. Consolidated free cash flow totaled $2.8 billion, an increase of $0.8 billion, compared to the prior year, primarily due to an increase in cash provided by operating activities related to changes in working capital and an improvement in Adjusted EBITDA.

Cash, cash equivalents and short-term investments totaled $5.6 billion at March 31, 2022 compared to $4.3 billion at December 31, 2021. The sequential increase was primarily driven by cash provided by operating activities. Restricted cash and cash equivalents, which primarily consist of traveler deposits for Vrbo bookings, was $2.6 billion at March 31, 2022 compared to $1.7 billion at December 31, 2021. Prepaid expenses and other current assets was $1.2 billion at March 31, 2022 compared to $827 million at December 31, 2021.

Deferred merchant bookings totaled approximately $9.2 billion at March 31, 2022, including approximately $830 million in deferred loyalty rewards compared to $5.7 billion at December 31, 2021, including approximately $800 million in deferred loyalty rewards. The trends in deferred merchant bookings reflect the seasonality of our business as deferred merchant bookings increase in the lead-up to the peak travel season and decrease as room night stays occur during the summer months.

At March 31, 2022, Expedia Group had stock-based awards outstanding representing approximately 12 million shares of Expedia Group common stock, consisting of approximately 8 million restricted stock units, ("RSUs") and performance share units, ("PSUs") in addition to stock options to purchase approximately 4 million shares of common stock with a weighted average exercise price of $134.62 and weighted average remaining life of 4.2 years.

On March 3, 2022, Expedia Group redeemed all of the €650 million of outstanding aggregate principal amount of the Company’s 2.5% Notes due in June 2022. The redemption price for the notes equaled 100% of the aggregate principal amount.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2022	2021

Revenue	$2,249	$1,246
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	371	311
Selling and marketing (1)	1,339	664
Technology and content (1)	270	247
General and administrative (1)	186	156
Depreciation and amortization	197	209
Legal reserves, occupancy tax and other	21	(1)
Restructuring and related reorganization charges	—	29
Operating loss	(135)	(369)
Other income (expense):
Interest income	3	2
Interest expense	(81)	(98)
Loss on debt extinguishment	—	(280)
Other, net	5	(5)
Total other expense, net	(73)	(381)
Loss before income taxes	(208)	(750)
Provision for income taxes	85	169
Net loss	(123)	(581)
Net loss attributable to non-controlling interests	1	3
Net loss attributable to Expedia Group, Inc.	(122)	(578)
Preferred stock dividend	—	(28)
Net loss attributable to Expedia Group, Inc. common stockholders	$(122)	$(606)

Loss per share attributable to Expedia Group, Inc. available to common stockholders
Basic	$(0.78)	$(4.17)
Diluted	(0.78)	(4.17)
Shares used in computing earnings (loss) per share (000's):
Basic	156,336	145,181
Diluted	156,366	145,181

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$5
Selling and marketing	15	17
Technology and content	27	27
General and administrative	45	34

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,552	$4,111
Restricted cash and cash equivalents	2,583	1,694
Short-term investments	—	200
Accounts receivable, net of allowance of $66 and $65	1,736	1,264
Income taxes receivable	93	85
Prepaid expenses and other current assets	1,183	827
Total current assets	11,147	8,181
Property and equipment, net	2,169	2,180
Operating lease right-of-use assets	395	407
Long-term investments and other assets	1,468	1,450
Deferred income taxes	864	766
Intangible assets, net	1,368	1,393
Goodwill	7,166	7,171
TOTAL ASSETS	$24,577	$21,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,292	$1,333
Accounts payable, other	934	688
Deferred merchant bookings	9,203	5,688
Deferred revenue	178	166
Income taxes payable	19	16
Accrued expenses and other current liabilities	843	824
Current maturities of long-term debt	—	735
Total current liabilities	12,469	9,450
Long-term debt, excluding current maturities	7,719	7,715
Deferred income taxes	58	58
Operating lease liabilities	350	360
Other long-term liabilities	414	413
Commitments and contingencies
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 276,329 and 274,661; Shares outstanding: 151,554 and 150,125
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	14,431	14,229
Treasury stock - Common stock and Class B, at cost; Shares 132,051 and 131,813	(10,309)	(10,262)
Retained earnings (deficit)	(1,883)	(1,761)
Accumulated other comprehensive income (loss)	(161)	(149)
Total Expedia Group, Inc. stockholders’ equity	2,078	2,057
Non-redeemable non-controlling interests	1,489	1,495
Total stockholders’ equity	3,567	3,552
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,577	$21,548

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2022	2021
Operating activities:
Net loss	$(123)	$(581)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	175	182
Amortization of intangible assets	22	27
Amortization of stock-based compensation	90	83
Deferred income taxes	(101)	(175)
Foreign exchange loss on cash, restricted cash and short-term investments, net	6	26
Realized loss on foreign currency forwards	32	7
Gain on minority equity investments, net	(21)	(8)
Loss on debt extinguishment	—	280
Other, net	2	24
Changes in operating assets and liabilities:
Accounts receivable	(476)	(300)
Prepaid expenses and other assets	(356)	(495)
Accounts payable, merchant	(41)	126
Accounts payable, other, accrued expenses and other liabilities	267	34
Tax payable/receivable, net	(13)	(2)
Deferred merchant bookings	3,515	2,940
Deferred revenue	13	2
Net cash provided by operating activities	2,991	2,170
Investing activities:
Capital expenditures, including internal-use software and website development	(156)	(168)
Sales and maturities of investments	200	—
Proceeds from initial exchange of cross-currency interest rate swaps	337	—
Payments for initial exchange of cross-currency interest rate swaps	(337)	—
Other, net	(31)	(12)
Net cash provided by (used in) investing activities	13	(180)
Financing activities:
Proceeds from issuance of long-term debt, net of issuance costs	—	1,967
Payment of long-term debt	(724)	(1,706)
Debt extinguishment costs	—	(256)
Purchases of treasury stock	(47)	(55)
Proceeds from exercise of equity awards and employee stock purchase plan	101	269
Other, net	7	(9)
Net cash provided by (used in) financing activities	(663)	210
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	(11)	(73)
Net increase in cash, cash equivalents and restricted cash and cash equivalents	2,330	2,127
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	5,805	4,138
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$8,135	$6,265
Supplemental cash flow information
Cash paid for interest	$117	$129
Income tax payments, net	26	11

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019	2020				2021				2022	Y/Y
	Q1	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross bookings by business model
Agency	$17,352	$9,823	$1,363	$3,530	$3,405	$6,737	$10,362	$8,855	$8,325	$11,346	68%
Merchant	12,057	8,062	1,350	5,101	4,162	8,685	10,453	9,870	9,138	13,066	50%
Total	$29,409	$17,885	$2,713	$8,631	$7,567	$15,422	$20,815	$18,725	$17,463	$24,412	58%

Revenue by segment
Retail	$1,901	$1,582	$463	$1,246	$702	$1,025	$1,715	$2,351	$1,730	$1,740	70%
B2B	556	485	68	203	186	184	305	490	481	432	135%
Corporate (Bodybuilding.com)	—	39	20	—	—	—	—	—	—	—	NM
Expedia Group (excluding trivago)	$2,457	$2,106	$551	$1,449	$888	$1,209	$2,020	$2,841	$2,211	$2,172	80%
trivago	237	154	18	70	38	46	115	163	99	116	153%
Intercompany eliminations	(85)	(51)	(3)	(15)	(6)	(9)	(24)	(42)	(31)	(39)	327%
Total	$2,609	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	81%

Revenue by geography
Domestic*	$1,476	$1,317	$463	$1,033	$698	$1,001	$1,736	$2,177	$1,655	$1,656	65%
International*	1,133	892	103	471	222	245	375	785	624	593	142%
Total	$2,609	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	81%

Revenue by business model
Agency	$842	$562	$105	$329	$271	$323	$573	$800	$611	$566	75%
Merchant	1,435	1,340	368	1,032	521	796	1,338	1,923	1,480	1,485	86%
Advertising & media and other	332	307	93	143	128	127	200	239	188	198	57%
Total	$2,609	$2,209	$566	$1,504	$920	$1,246	$2,111	$2,962	$2,279	$2,249	81%

Adjusted EBITDA by segment
Retail	$208	$36	$(191)	$440	$13	$106	$316	$879	$481	$188	78%
B2B	79	32	(123)	(47)	(52)	(57)	(4)	74	97	80	NM
Unallocated overhead costs	(135)	(143)	(106)	(96)	(117)	(103)	(116)	(116)	(119)	(120)	17%
Expedia Group (excluding trivago)	$152	$(75)	$(420)	$297	$(156)	$(54)	$196	$837	$459	$148	NM
trivago	24	(1)	(16)	7	(4)	(4)	5	18	20	25	NM
Total	$176	$(76)	$(436)	$304	$(160)	$(58)	$201	$855	$479	$173	NM

Net income (loss) attributable to Expedia Group common stockholders	$(103)	$(1,301)	$(753)	$(221)	$(412)	$(606)	$(301)	$362	$276	$(122)	(80)%

Worldwide lodging (merchant & agency)
Stayed room nights	80.8	69.4	19.2	48.8	36.1	37.1	56.6	77.8	62.9	56.5
Stayed room night growth	9%	(14)%	(81)%	(58)%	(61)%	(47)%	196%	59%	74%	52%
ADR growth	(1)%	2%	1%	8%	2%	8%	21%	19%	23%	20%
Revenue per night growth	(2)%	6%	15%	14%	6%	10%	7%	17%	24%	17%
Lodging revenue growth	7%	(9)%	(78)%	(52)%	(58)%	(41)%	215%	87%	116%	78%

Worldwide air (merchant & agency)
Tickets sold growth	11%	(26)%	(85)%	(74)%	(69)%	(50)%	299%	132%	92%	48%
Airfare growth	(1)%	(5)%	(35)%	(36)%	(31)%	(26)%	30%	31%	32%	39%
Revenue per ticket growth	(7)%	(41)%	NM	(48)%	(35)%	(10)%	NM	(2)%	(12)%	1%
Air revenue growth	3%	(56)%	NM	(87)%	(80)%	(55)%	NM	128%	68%	50%

Notes:
•Advertising & Media Revenue includes third party revenue from trivago. All trivago revenue is classified as international.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019 through its sale in May 2020.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

*Domestic refers to U.S. point-of-sale transactions, while International refers to non-U.S. point-of-sale transactions

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, and Expedia Cruises.
B2B: The B2B segment is comprised of our Expedia Business Services organization which consists of Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019 through its sale in May 2020.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;
(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including

(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments;
(5) certain other items, including restructuring charges;
(6) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by adjusted weighted average shares outstanding, which, when applicable, include dilution from our convertible debt instruments per the treasury stock method for Adjusted EPS. The treasury stock method assumes we would elect to settle the principal amount of the debt for cash and the conversion premium for shares. If the conversion prices for such instruments exceed our average stock price for the period, the instruments generally would have no impact to adjusted weighted average shares outstanding. This differs from the GAAP method for dilution from our convertible debt instruments, which include them on an if-converted method. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended March 31, 2022
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$60	$60	$23	$(278)	$(135)
Legal reserves, occupancy tax and other	—	—	—	21	21
Stock-based compensation	—	—	—	90	90
Amortization of intangible assets	—	—	—	22	22
Depreciation	128	20	2	25	175
Adjusted EBITDA(1)	$188	$80	$25	$(120)	$173

	Three months ended March 31, 2021
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating loss	$(18)	$(85)	$(7)	$(259)	$(369)
Realized gain (loss) on revenue hedges	(9)	—	—	—	(9)
Restructuring and related reorganization charges	—	—	—	29	29
Legal reserves, occupancy tax and other	—	—	—	(1)	(1)
Stock-based compensation	—	—	—	83	83
Amortization of intangible assets	—	—	—	27	27
Depreciation	133	28	3	18	182
Adjusted EBITDA(1)	$106	$(57)	$(4)	$(103)	$(58)
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended March 31,
	2022	2021
	(In millions)
Net loss attributable to Expedia Group, Inc.	$(122)	$(578)
Net loss attributable to non-controlling interests	(1)	(3)
Provision for income taxes	(85)	(169)
Total other expense, net	73	381
Operating loss	(135)	(369)
Gain (loss) on revenue hedges related to revenue recognized	—	(9)
Restructuring and related reorganization charges	—	29
Legal reserves, occupancy tax and other	21	(1)
Stock-based compensation	90	83
Depreciation and amortization	197	209
Adjusted EBITDA	$173	$(58)

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended March 31,
	2022	2021
	(In millions, except share and per share data)
Net loss attributable to Expedia Group, Inc.	$(122)	$(578)
Less: Net loss attributable to non-controlling interests	1	3
Less: Provision for income taxes	85	169
Loss before income taxes	(208)	(750)
Amortization of intangible assets	22	27
Stock-based compensation	90	83
Legal reserves, occupancy tax and other	21	(1)
Restructuring and related reorganization charges	—	29
Unrealized (gain) loss on revenue hedges	7	(2)
Gain on minority equity investments, net	(21)	(8)
Loss on debt extinguishment	—	280
Gain on sale of business, net	(2)	—
Adjusted loss before income taxes	(91)	(342)

GAAP Provision for income taxes	85	169
Provision for income taxes for adjustments	(61)	(95)
Total Adjusted provision for income taxes	24	74
Total Adjusted income tax rate	26.3%	21.5%

Non-controlling interests	(7)	2
Preferred stock dividend	—	(28)
Adjusted net loss attributable to Expedia Group, Inc.	$(74)	$(294)

GAAP diluted weighted average shares outstanding (000's)	156,366	145,181

GAAP diluted loss per share	$(0.78)	$(4.17)
Adjusted loss per share attributable to Expedia Group, Inc.	$(0.47)	$(2.02)

Ex-trivago Adjusted Net Loss and Adjusted EPS
Adjusted net loss attributable to Expedia Group, Inc.	$(74)	$(294)
Less: Adjusted net income (loss) attributable to trivago	14	(2)
Adjusted net loss excluding trivago	$(88)	$(292)

Adjusted loss per share attributable to Expedia Group, Inc.	$(0.47)	$(2.02)
Less: Adjusted earnings (loss) per share attributable to trivago	0.09	(0.01)
Adjusted loss per share excluding trivago	$(0.56)	$(2.01)

Free Cash Flow

	Three months ended March 31,
	2022	2021
	(In millions)
Net cash provided by operating activities	$2,991	$2,170
Headquarters capital expenditures	—	(13)
Non-headquarters capital expenditures	(156)	(155)
Less: Total capital expenditures	(156)	(168)
Free cash flow	$2,835	$2,002

Adjusted Expenses (Cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended March 31,
	2022	2021
	(In millions)
Cost of revenue	$371	$311
Less: stock-based compensation	3	5
Adjusted cost of revenue	$368	$306
Less: trivago cost of revenue(1)	4	3
Adjusted cost of revenue excluding trivago	$364	$303

Selling and marketing expense	$1,339	$664
Less: stock-based compensation	15	17
Adjusted selling and marketing expense	$1,324	$647
Less: trivago selling and marketing expense(1)(2)	27	18
Adjusted selling and marketing expense excluding trivago	$1,297	$629

Technology and content expense	$270	$247
Less: stock-based compensation	27	27
Adjusted technology and content expense	$243	$220
Less: trivago technology and content expense(1)	13	12
Adjusted technology and content expense excluding trivago	$230	$208

General and administrative expense	$186	$156
Less: stock-based compensation	45	34
Adjusted general and administrative expense	$141	$122
Less: trivago general and administrative expense(1)	8	7
Adjusted general and administrative expense excluding trivago	$133	$115
Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss first quarter 2022 financial results and certain forward-looking information on Monday, May 2, 2022 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of May 2, 2022. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group, Inc. (NASDAQ: EXPE) companies power travel for everyone, everywhere through our global platform. Driven by the core belief that travel is a force for good, we help people experience the world in new ways and build lasting connections. We provide industry-leading technology solutions to fuel partner growth and success, while facilitating memorable experiences for travelers. Our organization is made up of four pillars: Expedia Services, focused on the group’s platform and technical strategy; Expedia Marketplace, centered on product and technology offerings across the organization; Expedia Brands, housing all our consumer brands; and Expedia for Business, consisting of business-to-business solutions and relationships throughout the travel ecosystem. The Expedia Group family of brands includes: Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, trivago®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, and Expedia Cruises™.

© 2022 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
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ir@expediagroup.com                    press@expediagroup.com